Ensurge announces Preliminary Corporate Agreement with Brazilian based Gold Mine

San Francisco, CA, September 3, 2010 - /PRNewswire/ --Ensurge, Inc. announced today of preliminary agreement with Mineracao Nova Esperanca, a Brazilian based gold mine company.

Ensurge, Inc. is pleased to announce the completion of a Preliminary Corporate Agreement with Mineracao Nova Esperanca (New Hope Mining Company) or NME, of Pocone, Mato Grosso, Brazil.  Under provisions of this Agreement, Ensurge will provide technology and the capital equipment necessary to recover gold from tailings ponds created by NME over the past 20 years as well as recover gold from newly created process mill tailings.  Also under terms of the Agreement, longer term, Ensurge will undertake an overall mineral assessment of the entire NME mining tenement, of which only about 10% has been explored to date.

Ensurge has previously conducted preliminary due diligence and, with the assistance of Amazon GeoServices, a Belo Horizonte, Brazil geological and mining engineering consulting company, completed a preliminary geological and technology assessment.

Under terms of the Agreement, Ensurge will fund an Engineering Scoping Study, to be completed by Amazon GeoServices.  Upon successful completion of this study, Ensurge will then install the equipment recommended by the Engineering Scoping Study with the intent of recovering gold from the existing tailings ponds as well as newly created tailings from the existing processing mill.

In exchange for providing the technological assessment of the Engineering Scoping Study and for providing 100% of the capital costs to construct the tailings processing facility, Ensurge will receive 50% of the after tax profit from the operation of that facility.

In addition, Ensurge will be obligated to make certain progress and milestone payments some of which are dependent upon the amount of gold proven to be in the tailings.

Ensurge believes that the Engineering Scoping Study will be completed in 90 days, and if the study indicates that construction of the tailings processing facility is technologically and economically viable, construction, completion and start-up of the tailings processing facility can be completed in an additional 6-9 months.

Concerning this Agreement, Jordan Estra, President and Chief Executive Officer of Ensurge said, “Ensurge is very excited about the opportunity to work with Mineracao Nova Esperanca, a long established and leading gold mining company in the Pocone region of Brazil.  Pocone anchors the southern end of the 100 kilometer long gold belt that extends northward from Pocone to Cuiaba in Mato Grosso, Brazil.

This Agreement is the first, of what we expect will be many, such agreements with gold mining companies in Brazil as we implement our strategy of providing technology and capital to existing gold mining operations to improve and expand their operations.  The Campos Family, multi-generational owners and operators of MNE are leaders in their region, not only in mining of gold, but also in community affairs.  We believe we have found the perfect partner to embark upon our Brazilian gold strategy.”

About Ensurge:  Ensurge, Inc. is a Salt Lake City based mining company focused on development of gold mining opportunities in Brazil.  The company’s primary focus is to bring capital and technology to existing mining operations to recover gold from existing tailings ponds, improve recoveries of existing milling operations and improve mining operations in exchange for an interest in these operations.

About NME:  NME is a gold mining operation owned by the Campos Family of Pocone, Mato Grosso, Brazil.  Mining operations at its Tuiuiu Mine Site have been in progress for approximately 20 years.  Over that time period, three tailings ponds have been created, two of which are now inactive and the third continues to receive the new tailings discharged from the gold recovery mill on a continuous basis.

Ensurge is a fully reporting company currently traded on the OTC Bulletin Board under the symbol ESGI.

Forward Looking Statements

This press release contains forward-looking statements regarding the future results and performance of Ensurge, Inc. including statements regarding revenue, growth and market development. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those predicted in any such forward-looking statements. Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements.  The realization of any or all of these expectations is subject to a number of risks and uncertainties and it is possible that the assumptions made by management may not materialize. Statements in this press release may involve risks and uncertainties; actual results may differ from the forward-looking statements. Sentences or phrases that use such words as "believes," "anticipates," "plans," "may," "hopes," "can," "will," "expects," "is designed to," "with the intent," "potential" and others indicate forward-looking statements, but their absence does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly release any revisions to forward-looking statements.

Contact:            Jordan M. Estra                                           Tel: (561) 369-5371